This agreement made this 11th day of March 1998

Between:  Pinnacle Plastic Inc. (hereafter referred to as "PPI")

                                      and

          The Shareholders of PPI (as appearing on the signature page hereto)

                                      and

          Micron Enviro Systems Inc. (hereafter referred to as "Micron":)

Whereas Micron is desirous of purchasing from the shareholders of PPI all of the issued and outstanding shares of PPI on certain terms and conditions as hereafter set out; and

Whereas the shareholders of PPI and PPI are agreeable to sell all of the issued and outstanding shares of PPI on certain terms and conditions as hereafter set out.

Now therefore witnessed:

1. The Parties agree that in consideration of the transfer of 100% of the issued and outstanding shares of PPI (2 million shares) by the shareholders of PPI to Micron, Micron will cause to be issued to the shareholders of PPI two million (2,000,000) shares of Micron, free trading and unrestricted at issue (subject to clause 7 hereafter set out).

2. The Parties agree that the value of the aforesaid shares of Micron to be issued are $.10 U.S. per share and PPI represent that the assets of PPI net of debt are valued at $200,000 U.S. and the shareholders of PPI represent that their total shareholding represent 100% of the equity and securities of PPI.

3.   Micron  having  examined  the books and  records of PPI are  satisfied  the
     shares  of  PPI  have  a  value  of  $200,000  U.S.   independent   of  any
     representation by PPI or PPI shareholders.

4.   PPI represents and warrants the following:

     a) (i) PPI has by written agreement been granted an exclusive license form 815969 Alberta Ltd. (operating as Global Plastics, hereafter referred to as "Global") to manufacture in Canada for sale to Cultec Inc. (of Brookfield Conn.) and for distribution in the U.S. and Canada a product known as Septic and Stormwater Chambers; and


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                                                                               2


          (ii) In the event the product demands of Cultec and good business practice require the establishment of one or more manufacturing facilities in the U.S.A. PPI (its subsidiary or parent) shall have the exclusive license from Global to manufacture and sell in the U.S.A. as a joint venture partner with Global. The joint venture shall provide that PPI (its subsidiary or parent) shall provide all capital required to fund the joint venture's interest and receive all revenues of the joint venture interest until PPI recovers twice its capital investment and thereafter share profit from the U.S. facility with Global, seventy percent (70%) to PPI and thirty percent (30%) to Global. The agreement shall further provide a proviso with the purpose of protecting the market of PPI acquired under its exclusive license to manufacture in Canada and sell in Canada and U.S.A. for distribution as set out in 4(a)(i).

     b) PPI has by written agreement with Global the exclusive right to participate with Global as a partner or joint venture partners in any license granted by Global to use Global technology in the manufacture and marketing of any other Cultec products (other than those identified in 4(a) license) in the U.S.A. and Canada; the terms of the partnership specifying that the partnership shall hold no less than a 70% interest, PPI (its subsidiary or parent) shall be responsible for Capital financing of the partnership interest with a right to recover two times its capital contribution before sharing partnership revenues with Global; and

     c) PPI (its subsidiary or Parent) has by written agreement with Global the exclusive license to manufacture and sell plastic pallets in Canada with exclusive delivery territory of Canada using Global technology. The license shall allow PPI to sell the product to any other jurisdiction until Global licenses or sells for other jurisdictions; and

     d) PPI (its subsidiary or Parent) has by written agreement with Global the exclusive right to participate with Global as a partner in any license granted by Global to use Global's technology in the manufacture and sale of plastic pallets in the U.S.A. and internationally the terms of partnership to be the same as in 4(a)ii) above; and

     e) The royalties payable to Global for the licensing rights referred to in 4(a), b), c), and d) above shall be seven percent 7% of that amount represented by deducting "cost of sales" from "Sales Revenue".

     f) PPI has a written agreement with Cultec Inc. of Brookfield Conn. to provide specific lines of product to Cultec on a progressive delivery to manufacturing capability of up to 15,000 units per month with delivery commencing May 1, 1999;


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                                                                               3


     g) PPI has by written agreement with Global the first right of refusal for the exclusive or non exclusive license to manufacture products other than those hereinbefore identified, royalties attributed shall be negotiated within reasonable industry standards having regard to reasonable return on investment and reasonable profit.

5. Micron in consideration of the aforesaid share sale and transfer of PPI shares by PPI shareholders undertakes and agree as follows:

     a) to raise by equity and debt sufficient capital to finance PPI's present projected budget on a best-efforts basis; failure to raise less than $450,000 as required may at the sole option of Global result in PPI having the licensing rights granted in 4(a)ii, (b), c), d) and
          e) amended or terminated; and

     b)   to direct its capital on a priority basis to the Pinnacle project; and

     c) to not dilute it's shares by issue of stock beyond full dilution of 7,620,000 shares prior to raising the capital referred to in 5(a) above.

6. Micron acknowledges and affirms Pinnacle have or shall enter into a contract management agreement with 3 shareholders of PPI Contract Management Company to collectively provide for PPI management and supervision of Research and development, production operations, marketing, logistics and strategic development of Pinnacle Cultec agreement as contemplated in 4(a)i). The term for such service shall be for a period of 5 years with provision for penalty in the event of termination without cause. Remuneration shall be 15% of profits of Pinnacle before tax provision or $216,000 whichever is the lesser in Phase 1, such payments to accrue from April 1, 1999 and be paid commencing June 1, 1999;

     In addition to the remuneration set out for Phase I, thee shall be a provision of additional incentive remuneration by way of bonus related to increase in pre-tax profit in subsequent years and to workload and scope of management contract.

     Where possible the principals of the Contract Management Company will participate in any employee benefit plan of Pinnacle.

     The Contract Management Company shall be reimbursed for allowable and authorized expanses.


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                                                                               4


     Provision shall be made for compensation or incompetence adjustment in event of death, disability or incapacity of individuals designated as service providers in the Contract Management agreement.

7. It is understood and agreed by MATTSTAN, #615967 Alberta Ltd., and 815966 Alberta Ltd. that because of their Construction Management agreement, (in 6 above) shares held by them may be designated as "insider" shares and restricted as to trading by the Securities and Stock Exchange or they may be restricted as to trading due to the close affiliation as "a control block" representing collectively more than 10% of the issued stock of Micron.

8. This agreement is conditional on Pinnacle providing the agreements referred to in clause 4 hereof in form and content agreeable by Micron.

9. The technology of Global herein referred to is that technology, process and procedure as set out in the existing patent application of Global, any amendments or extensions thereto.

10. This agreement may be executed in counterpart and by fax upon each page being initialed by Micron and Pinnacle.


/s/  [ILLEGIBLE]                        /s/  [ILLEGIBLE]
     ---------------------                   -------------------------
     [ILLEGIBLE]                             Mattstan


/s/  [ILLEGIBLE]                        /s/  [ILLEGIBLE]
     ---------------------                   -------------------------
     [ILLEGIBLE]                             815967 ALTA LTD.


/s/  [ILLEGIBLE]                        /s/  [ILLEGIBLE]
     ---------------------                   -------------------------
     Mcintyre, C                             815966 ALTA LTD.


/s/  [ILLEGIBLE]                        /s/  [ILLEGIBLE]
     ---------------------                   -------------------------
     [ILLEGIBLE]                             Pinnacle


                                        /s/  [ILLEGIBLE]
                                             -------------------------
                                             Micron


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